UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2013

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY	61-1168311
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2013, the U.S. Treasury (“Treasury”) sold the Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Preferred”) issued by First Financial Service Corporation to six funds who were the winning bidders in an auction. Following completion of the sale, on May 3, 2013, the Company amended its July 26, 2012 agreement with EJF Capital LLC in which the Company designated EJF to submit a bid to purchase the Series A Preferred at the invitation of Treasury. Treasury subsequently elected to sell the Series A Preferred in an auction, and two funds managed by EJF purchased 74% of the Series A Preferred at 54.211% of face value. The agreement, as amended, grants the Company an option to purchase the Series A Preferred from the two funds during the 36 months following the April 29, 2013 purchase date at prices equal to a percentage of face value. The percentage increases from 46.1% to 51.5% during the 36-month period. In all cases, the purchase price payable by the Company is in addition to all accrued and unpaid dividends payable on the Series A Preferred through the date on which the Company purchases the Series A Preferred from the funds. In no instance will the price paid by the Company be greater than 100% of the face value of the Series A Preferred. The amended agreement is attached as Exhibit 10.1 to this report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

On May 15, 2013, the board of directors of First Federal Service Corporation adopted an amendment to the Company’s bylaws to specifically authorize the Company to issue uncertificated shares of capital stock. Amended and restated bylaws reflecting this change are attached as Exhibit 3.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

3.1	Bylaws as amended and restated as of May 15, 2013

10.1	Letter Agreement with EJF Capital LLC

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: May 21, 2013	By:	/s/ Gregory S. Schreacke
Gregory S. Schreacke
President

3